UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
Post-Effective Amendment No. 6
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
La Jolla Pharmaceutical Company
(Exact name of registrant as specified in its charter)

Delaware	33-0361285

(State of incorporation or organization)	(IRS Employer Identification no.)

6455 Nancy Ridge Drive, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	The Nasdaq Global Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates: 000-24274
Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note
     This Amendment No. 6 to Form 8-A/A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A/A filed by the registrant with the Securities and Exchange Commission on December 4, 2008.

Item 1.	Description of Registrant’s Securities to be Registered.
Amendment to Definition of “Acquiring Person”
     The Board of Directors of La Jolla Pharmaceutical Company, a Delaware corporation (the “Corporation”) adopted Amendment No. 1 to Amended and Restated Rights Agreement (the “Amendment”), effective as of January 20, 2009, to the Corporation’s existing Amended and Restated Rights Agreement, dated as of December 2, 2008 (“Rights Agreement”), by and between the Corporation and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent.
     The purpose of the Amendment was to permit BioMarin Pharmaceutical Inc. (“BioMarin”) to acquire shares of the Corporation’s capital stock pursuant to the Securities Purchase Agreement, dated as of January 4, 2009, by and between the Corporation and BioMarin without triggering the rights issued under the Rights Agreement, as described more fully in the Amendment. A copy of the Amendment is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 2.	Exhibits.

99.1	Amended and Restated Rights Agreement, dated as of December 2, 2008, by and between La Jolla Pharmaceutical Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes as Exhibit B thereto the Form of Rights Certificate to be distributed to holders of Rights after the Distribution Date (as that term is defined in the Rights Agreement) (incorporated by reference to Exhibit 4.1 to the Form 8-A/A filed by La Jolla Pharmaceutical Company on December 4, 2008).
99.2	Amendment No. 1 to Amended and Restated Rights Agreement, effective as of January 20, 2009 (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by La Jolla Pharmaceutical Company on January 26, 2009).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

La Jolla Pharmaceutical Company
Date: January 26, 2009	By:	/s/ Gail A. Sloan
Gail A. Sloan
Vice President of Finance and Secretary